FIRST AMENDMENT TO AMENDED AND RESTATED FUND PARTICIPATION AGREEMENT

THIS FIRST AMENDMENT TO THE AMENDED AND RESTATED FUND PARTICIPATION AGREEMENT (the “Amendment”) is by and among Symetra Life Insurance Company (the “Insurer”), on its behalf and on behalf of its separate accounts (the “Separate Accounts”) listed on Exhibit A to the Amended and Restated Fund Participation Agreement (as defined below), Federated Insurance Series ( the “Investment Company”) and Federated Securities Corp. (the “Distributor”).

WITNESSETH:

WHEREAS, the Insurer, Investment Company, and Distributor are parties to that certain Fund Participation Agreement dated December 19, 1995, as amended as of December 31, 2001; October 23, 2002; and May 1, 2005 (the “Original Agreement”); and

WHEREAS, consistent with current regulatory and industry initiatives, the parties desire to amend and restate the Original Agreement in its entirety with the “Amended and Restated Fund

Participation Agreement” between the parties dated as of January

, 2012; such that the

Original Agreement shall be terminated effective as of the effective date of the Amended and
Restated Fund Participation Agreement; and

WHEREAS, the parties further seek to clarify their respective duties and obligations by amending the Amended and Restated Fund Participation Agreement subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. The second to last sentence of Section 2(j) of the Amended and Restated Fund
Participation Agreement that reads:

“[t]he Insurer agrees to hold for the benefit of the Investment Company and to pay to the Investment Company any amounts lost from larceny, embezzlement or other events covered by the aforesaid bond, to the extent such amounts properly belong to the Investment Company pursuant to the terms of this Agreement”

is hereby deleted in entirety.

2.    Section 2(m) to the Amended and Restated Fund Participation Agreement is deleted in entirety and replaced with the following:

The parties shall immediately notify the others if any of the representations, warranties or covenants made by it in this Agreement ceases to be true.

3.    The first sentence of Section 3(c) of the Amended and Restated Fund Participation
Agreement is amended to delete the following:

“…shall use its best efforts to enable each Fund to…”

4.    Section 3(k)(iii) of the Amended and Restated Fund Participation Agreement is deleted in its entirety and replaced with the following:

Insurer covenants that it has conducted due diligence consistent with its policies and procedures to ensure that its AML-CIP Program is being implemented effectively, including providing training to broker-dealers to which Insurer directs transactions on behalf of the Investment Company.

5.    The following shall be added as a proviso to Section 3(n)(iii) of the Amended and
Restated Fund Participation Agreement:

“To the extent the Insurer’s Variable Contracts allow…”

6.    Sections 3(r)(ii) and 3(r)(v) of the Amended and Restated Fund Participation Agreement
are hereby deleted in entirety and replaced with “Intentionally Omitted.”

7.    The following is added as a new last sentence to section 5(d) of the Amended and
Restated Fund Participation Agreement:

For the avoidance of the doubt, the parties attach hereto and make a part hereof Exhibit D which identifies the allocation of expenses in connection with the provision of various disclosure documents and other shareholder communications.

8.    The following is added as a new last paragraph to Section 6(a) of the Amended and
Restated Fund Participation Agreement:

Any approval on sales literature or other promotional material that the Insurer develops or uses shall be in effect for one year so long as such disclosure regarding the Investment Company or Distributor is the same as used in the approved piece. The Insurer shall furnish to the Investment Company or its designee any sales material or other promotional mat erial with differing disclosure for approval.

9.    Section 6(f) of the Amended and Restated Fund Participation Agreement is amended to add the phrase “Upon request,” as the introductory clause.

10.    Section 8(a) of the Amended and Restated Fund Participation Agreement is amended to delete the “Commonwealth of Pennsylvania” as the governing law and is replaced with the “State of New York.”

11.    Section 11(j) of the Amended and Restated Fund Participation Agreement is hereby revised to read as follows:

This Agreement may be amended only by a writing signed by both parties.

12.    Unless otherwise specified, capitalized terms not defined herein shall have the meanings assigned to them in the Amended and Restated Fund Participation Agreement.

13.    If any term, provision, covenant or condition of this Amendment, or any application hereof, shall be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants, and conditions of this Amendment, and all applications hereof, not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby, provided that the invalidity, voidness or unenforceability of such term, provision or covenant or condition does not materia lly impair the ability of the parties hereto to consummate the transactions contemplated hereby.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of this date,
    , 2012.

FEDERATED SECURITIES CORP.

By: Name: Title:

FEDERATED INSURANCE SERIES

By: Name: Title:

SYMETRA LIFE INSURANCE COMPANY

By: Name: Title:

EXHIBIT D
ALLOCATION OF CERTAIN EXPENSES

ITEM	FUNCTION	PARTY RESPONSIBLE FOR EXPENSE
FUND PROSPECTUS & STATEMENT OF ADDITIONAL INFORMATION
Update	Typesetting	Investment Company
New Sales:	Printing Distribution	Insurer Insurer
Existing Owners:	Printing Distribution	Investment Company Investment Company
PROXY MATERIALS OF THE FUND AND ANNUAL REPORTS AND OTHER COMMUNICATIONS WITH SHAREHOLDERS OF THE FUND	Typesetting Printing Distribution Tabulation	Investment Company Investment Company Investment Company Investment Company
All	Typesetting	Investment Company
For Use in Marketing	Printing Distribution	Insurer Insurer
For Distribution to Existing Owners	Printing Distribution	Investment Company Investment Company